Exhibit 10.1
BOOKHAM, INC.
Executive Severance and Retention Agreement
     THIS EXECUTIVE SEVERANCE AND RETENTION AGREEMENT by and between Bookham, Inc., a Delaware corporation (the “Company”), and                                          (the “Executive”) is made as of                      , 2008 (the “Effective Date”).
     WHEREAS, the Company and Executive wish to provide for agreed-upon severance arrangements in the event that the Executive ceases to be an employee of the Company under certain circumstances prior to any change in control of the Company,
     WHEREAS, the Company also recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of termination under certain circumstances or a change in control of the Company and related events and circumstances.
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement under the terms and subject to the provisions, provided below.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Cause” means:
               (a) the Executive’s willful and continued failure to substantially perform Executive’s reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company that specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; provided that, for purposes of Section 3.1, for all Executives other than the Chief Executive Officer (“CEO”), substantial performance shall be determined by the CEO and such written demand for substantial performance shall be provided by the CEO; or

               (b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          1.2 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
               (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          1.3 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.4 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
          1.5 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below.

Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 4.1(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).
               (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;
               (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;
               (d) a change by the Company in the location at which the Executive performs Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 20 miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; or
               (f) any material breach by the Company of this Agreement or any employment agreement with the Executive.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive’s employment with the Company prior to the expiration of the Term, other than by reason of a termination by the Company without Cause, (c) the fulfillment by the Company of all of its obligations under Section 3 if the Executive’s employment with the Company is terminated without Cause prior to a Change in Control, (d) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (e) the fulfillment by the Company of all of its obligations under Section 4 if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2011; provided, however, that commencing on January 1, 2012 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.
     3. Benefits Prior to a Change in Control.
          3.1 Termination of Employment without Cause. Subject to Section 4.4, in the event that the Executive’s employment is terminated because of the death of the Executive or by the Company without Cause at any time prior to a Change in Control (such date of termination or death, the “Section 3 Date of Termination”), the Executive (or Executive’s heirs) shall be entitled to the following aggregate benefits:
               (a) The sum of (i) the Executive’s Target bonus approved by the Company’s Compensation Committee for the then current bonus payment period, multiplied by a fraction, the numerator of which is the number of days preceding the Section 3 Date of Termination in the current bonus period and the denominator of which is the total number of days in the current bonus period, (ii) any prior period bonus approved by the Board but not paid, (iii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as “Accrued Obligations”), payable in a lump sum in cash within 30 days of the Section 3 Date of Termination;
               (b) An amount equal to Executive’s base salary then in effect multiplied by a fraction, the numerator of which shall be (i) the sum of eight (8) plus one (1) for each whole year of the Executive’s employment by the Company, but in no event more than eighteen (18), measured from the Section 3 Date of Termination (the “Section 3 Termination Payment Period”), and (ii) the denominator of which shall be 12, which amount shall be paid as a lump sum cash payment basis within 30 days of the Section 3 Date of Termination. Existing option, restricted stock and other equity awards will continue to be governed by the terms of their respective grants and plan provisions.
          3.2 Release. The payment to the Executive (or Executive’s heirs) of the amounts and benefits payable under this Section 3 shall (x) be contingent upon the execution by the Executive (or Executive’s heirs) of a separation agreement and release in a form reasonably acceptable to the Company and substantially as set forth in Exhibit A to this Agreement (the “Executive Release”) and upon the Executive Release becoming effective in accordance with its terms, (y) agreement by the Executive to standard confidentiality obligations, a non-solicitation of Company customers for six-months following the Section 3 Date of Termination and a non-solicitation of Company employees for twelve-months following the Section 3 Date of Termination and (y) shall constitute the sole remedy of the Executive’s employment in the circumstances set forth in this Section 3.
     4. Termination after a Change in Control.
          4.1 Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date or termination due the Executive’s death within 12 months following the Change in Control Date, shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be (I) the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination) or (II) the date of the Executive’s death. In the event the Company fails to satisfy the requirements of Section 4.1(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which the Executive may, at the Executive’s election, be represented by counsel and at which Executive shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.
               (d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.
          4.2 Benefits to Executive.
               4.2.1. Stock Acceleration. If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date or the Executive’s death, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive (or Executive’s heirs) shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, (b) each outstanding restricted stock award or restricted stock unit shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company and (c) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive (to the extent such option was exercisable on the Date of Termination) for a period of six months following the Date of Termination.
               4.2.2. Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following additional benefits:
               (a) Termination Without Cause or for Good Reason. Subject to Section 4.4, if the Executive’s employment with the Company is terminated by the Company (other than for Cause or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to a lump sum payment in cash, within 30 days after the Date of Termination, of the aggregate of the following amounts:
                         (1) the Accrued Obligations and
                         (2) the amount equal to Executive’s base salary then in effect multiplied by a fraction, the numerator of which shall be (a) the sum of eight months plus one additional month for each whole year of the Executive’s employment by the Company, but in no event more than eighteen months, measured on the Termination Date (the “Termination Payment Period”), and (b) the denominator of which shall be 12..
               (b) Resignation Without Good Reason or Disability. Subject to Section 4.4, if the Executive voluntarily terminates Executive’s employment with the Company following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, then the Company shall pay the Executive in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations.
          4.3 Taxes.
               (a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

               (c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:
               (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
               (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination pursuant to the preceding sentence, in which case Executive shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that Executive disagrees with such determination, in which case Executive shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.3(b) Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Bank of America, compounded monthly from the date that such payments originally were due.
               (e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          4.4 Payments subject to Section 409A.
               (a) Subject to this Section 4.4, payments or benefits under Sections 3.1 and 4.2.2 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 3.1 and 4.2.2, as applicable:
               (i) It is intended that each installment of the payments and benefits provided under Sections 3.1 and 4.2.2 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
               (ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Sections 3.1 and 4.2.2.
               (iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                         (1) Each installment of the payments and benefits due under Sections 3.1 and 4.2.2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
                         (2) Each installment of the payments and benefits due under Sections 3.1 and 4.2.2 that is not described in Section 4.4(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following Executive’s taxable year in which the separation from service occurs.
               (b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.4(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
               (c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
          4.5 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4.2(a)(i)(2) and 4.2(a)(ii) is conditioned upon (a) the Executive (or Executive’s heirs) signing the Executive Release, and (b) agreement by the Executive to (i) a non-solicitation of Company customers for six-months following the Change of Control, (ii) a non-solicitation of Company employees for twelve months following the Change of Control and (iii) standard confidentiality obligations. The Company shall not be obligated to make any payments to the Executive under Section 4.2(a)(i)(2) until the Executive Release has become effective; provided that at such time as the Executive Release becomes effective, the Company shall promptly pay to the Executive any payments that would otherwise have been made to the Executive between the Date of Termination and date on which the Executive Release becomes effective.
     5. Disputes.
          5.1 Settlement of Disputes. All claims by the Executive for benefits under Section 4 of this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity or enforceability of, or liability under, Section 4 of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that Executive prevails in the outcome of such claim or contest. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.
          5.3 Compensation During a Dispute. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which Executive is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay Executive, the Executive’s base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by final adjudication. Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.
     6. Successors.

          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 2584 Junction Avenue, San Jose, CA 95134, Attn: General Counsel, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          8.4 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of Executive’s employment, and the Executive shall not be entitled to additional payments or benefits as a result of such termination of employment under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.
          8.5 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Sections 3.1 and 4.2.2 by seeking other employment or otherwise. Further, except as provided in Sections 3.1(c) and 4.2.2(a)(ii), the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
          8.6 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.3.
          8.7 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.
          8.8 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.10 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.11 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          8.12 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.13 Executive’s Acknowledgements. The Executive acknowledges that Executive: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
          8.14 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.
Remainder of Page Intentionally Blank

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Bookham Inc.
By:
Title:

Executive

Address:

Exhibit A
Form of Executive Release Agreement
     This Release Agreement (the “Agreement”) is between Bookham, Inc. (“Company”) and                                          (“Executive”).
Recital
     The Company and Executive have entered into a Executive Severance and Retention Agreement dated                     , 2008 (“ESRA”), providing for the execution of this release as a condition to receipt of benefits under the ESRA.
     1. Consideration.
          a. The Recital set forth above is incorporated herein by reference as if fully set forth. All capitalized terms used in this Agreement have the same meaning as those contained in the ERSA, except where expressly defined otherwise.
          b. Executive agrees that as of the date Executive signs this Agreement, and as a condition precedent to Executive’s receipt of any benefits, including any payments under the ERSA, the following provisions of his or her Executive’s Employment Agreement are hereby declared null, void, unenforceable, and of not effect whatsoever: ______________________________ (hereinafter referenced as “Cancelled Provisions”). Executive expressly understands and agrees that Executive is not entitled to any of the benefits or payment contemplated by the Cancelled Provisions. Instead, Executive shall be entitled to receive the benefits and payments to which he is entitled under the ERSA in accordance with its terms. Executive expressly agrees that the consideration set forth in this Agreement is sufficient consideration for the promises and obligations contained in this Agreement.
          c. Executive expressly acknowledges and agrees that as of the date this Agreement is signed and except as otherwise provided in subparagraph 1(b) above, Executive has received all compensation Executive has earned while employed by the Company, save and except for base salary which has accrued since Executive’s last paycheck from the Company. Executive further acknowledges and agrees that as of the date this Agreement is signed, Executive has submitted for reimbursement all claims which he has for reimbursement of expenses Executive has incurred in connection with the performance of Executive’s duties for the Company, and that Executive has no dispute with the Company pertaining to any expense reports and reimbursements submitted to or received from the Company.
     2. Release. As of the date Executive signs this Agreement, Executive waives all claims Executive might have against the Company (or any person or entity that could be made liable through the Company, including such persons as officers, directors, partners, members, managers, employees, representatives, agents, assigns, investors, stockholders, insurers, purchasers, successors, assigns, and others) arising out of or relating in any manner to Executive’s prior or current relationship, or change of relationship, with the Company, whether or not Executive’s claims have matured and whether or not Executive is aware of such claims. As used throughout this Agreement, “claims” means and includes all claims for breach of contract, fraud, discrimination on any prohibited basis (including, but not limited to, race, color, ancestry, national origin, religion, disability, age, sex, sexual orientation, gender identity, medical condition, marital status, or veteran status), breach of the covenant of good faith and fair dealing, violation of any statute, defamation, breach of any benefit plan provision, breach of any California Labor Code provision, breach of any Business & Professions Code provision, breach of any securities laws or regulations, breach of any Corporations Code provision, interference with contract, interference with economic advantage, violation of ERISA, violation of any wage and hour laws (including any applicable wage orders and regulations) and any other claim arising out of or relating in any manner to the parties’ former or current relationship, or change of that relationship. Executive specifically waives the provisions of Civil Code section 1542 which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
The Company and Executive agree that this release does not apply to claims which cannot be waived as a matter of law or public policy (including, by way of example, claims for unemployment insurance benefits, or claims arising under the Workers Compensation Act). In addition to the foregoing, Executive expressly represents and warrants that Executive has not and will not assign any claim released in this Agreement to any other person or entity. Executive will indemnify and defend the Company for all liabilities (including costs, attorneys fees, damages, settlements, compromises, judgments, penalties, interest, and any other sums) it incurs arising in whole or part from Executive’s untrue representation and warranty.
[Remainder of Page Intentionally Blank]

     3. Miscellaneous. This Agreement is the complete agreement between the Company and Executive concerning the subject matters discussed herein, and supersedes all previous discussions, understandings, and agreements between them concerning said matters, except as otherwise expressly stated in this Agreement. This Agreement is governed by California law (except to the extent its conflict of laws principles would apply the law of a different jurisdiction), is entered into and performed entirely in Santa Clara County, San Jose, California. If any provision of this is found invalid by any court having jurisdiction, the remainder of this Agreement shall be fully valid and enforceable. Executive and the Company understand this is a binding, legal agreement. This Agreement is binding on the parties’ respective heirs, successors, assigns, and representatives

“Executive”
DATED: ____________________________

Signature

Print Name
“Company”

Bookham, Inc.
DATED: _____________________________	By:
Signature
Print Name, Title